Exhibit 99.1

For Immediate Release

Ception Therapeutics and Cephalon Provide Initial Results of a Phase IIb/III Study

of CINQUIL in Pediatric Eosinophilic Esophagitis

MALVERN, PA, and FRAZER, PA, (November 23, 2009) — Ception Therapeutics, Inc., a privately held biopharmaceutical company, and Cephalon, Inc. (Nasdaq: CEPH) today announced results from a Phase IIb/III clinical trial for CINQUIL™ (reslizumab) as a treatment for pediatric eosinophilic esophagitis (EoE).  The study was designed to evaluate improvement in the co-primary endpoints of changes in esophageal eosinophil levels and clinical symptoms.  Analyses of the data indicated that patients treated with CINQUIL showed a statistically significant reduction in esophageal eosinophil levels versus placebo.  In the second co-primary endpoint, patients treated with CINQUIL showed an improvement in their clinical symptoms; however, placebo treated patients also experienced an unexpectedly large improvement in their symptoms.  Therefore, the study did not achieve statistical significance for this endpoint.  CINQUIL was well tolerated in the study, with an adverse event profile comparable to placebo.  Ception and Cephalon continue to fully analyze the data and are planning to perform an analysis of an ongoing open-label extension study to help further assess the clinical results.

“We are pleased to see a positive biological effect of CINQUIL,” said Steve Tullman, Chief Executive Officer at Ception Therapeutics.  “Conducting clinical studies in a new disease area is always challenging.  We will continue to review the data from this study and from our ongoing open-label study to find the best path forward for CINQUIL for the treatment of eosinophilic esophagitis.”

The four-month, double-blind, placebo-controlled clinical trial evaluated the efficacy and safety of CINQUIL in 226 pediatric patients between five and 18 years of age with poorly controlled EoE.  Study participants were randomized to receive one of three dose levels of CINQUIL (1 mg/kg, 2 mg/kg, and 3 mg/kg) or placebo.  The reduction of esophageal eosinophils was marked in all active groups, with statistically significant reductions of peak esophageal eosinophils (p<0.0001) at all dose levels compared to placebo.  All active groups also experienced improvement in the physician global assessment of their symptoms.  However, the placebo cohort also demonstrated improvement in their physician global assessment; therefore, there were no statistically significant differences between the active groups and the placebo group for this endpoint.

As previously announced, Cephalon holds an option to acquire Ception.  A Phase II study of CINQUIL in eosinophilic asthma is ongoing. The parties have agreed to extend Cephalon’s option exercise period until a specified period of time after delivery of the top-line results for the Phase II eosinophilic asthma study.

About CINQUIL

CINQUIL (reslizumab) is an investigational humanized monoclonal antibody (mAb) against interleukin-5 (IL-5).  IL-5 has been shown to play a crucial role in the maturation, growth and chemotaxis (movement) of eosinophils, inflammatory white blood cells implicated in a number of allergic diseases.

About Eosinophilic Esophagitis

Eosinophilic esophagitis is a rare disease more frequently diagnosed in children.  According to the Journal of Clinical Investigation, approximately 80,000 children in the United States have EoE.  The condition is characterized by a large number of eosinophils and inflammation in the esophagus.  IL-5 is the major cytokine responsible for the eosinophilic inflammation of the esophagus seen in EoE.  The symptoms of EoE frequently mimic severe Gastroesophageal Reflux Disease (GERD); however, individuals affected by EoE commonly have other allergic diseases such as rhinitis, asthma, and / or eczema.  There are no approved therapies for EoE; however, symptoms of the condition are typically treated through use of restricted diets and / or steroids.

About Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and commercialization of many unique products in four core therapeutic areas: central nervous system, inflammatory diseases, pain and oncology. A member of the Fortune 1000 and the S&P 500 Index, Cephalon currently employs approximately 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota.

Cephalon has a growing presence in Europe, the Middle East and Africa. The Cephalon European headquarters and pre-clinical development center are located in Maisons-Alfort, France, just outside of Paris. Key business units are located in England, Ireland, France, Germany, Italy, Spain, the Netherlands for the Benelux countries, and Poland for Eastern and Central European countries. Cephalon Europe markets more than 30 products in four areas: central nervous system, pain, primary care and oncology.

The company’s proprietary products in the United States include: NUVIGIL® (armodafinil) Tablets [C-IV], TREANDA® (bendamustine hydrochloride) for Injection, AMRIX® (cyclobenzaprine hydrochloride extended-release capsules), FENTORA®

(fentanyl buccal tablet) [C-II], TRISENOX® (arsenic trioxide) injection, GABITRIL® (tiagabine hydrochloride), PROVIGIL® (modafinil) Tablets [C-IV] and ACTIQ® (oral transmucosal fentanyl citrate) [C-II]. The company also markets numerous products internationally. Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

About Ception Therapeutics, Inc.

Ception Therapeutics, Inc.  is a privately held biopharmaceutical company focused on the discovery and development of novel products to address areas of unmet medical need.  The Company’s pipeline includes CINQUIL™ (reslizumab) in clinical development for certain eosinophil-mediated conditions and a small molecule anti-TNF program.  For further information, visit www.ceptiontx.com.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements.  Forward-looking statements provide Cephalon’s current expectations or forecasts of future events.  These may include statements regarding whether Cephalon ultimately will acquire Ception, timing of availability of results for the Phase II  eosinophilic asthma study, anticipated scientific progress on its research programs, development of, and prospects for, potential pharmaceutical products such as CINQUIL, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning.  Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.  The Private Securities Litigation Reform Act of 1995 permits this discussion

# # #

Source:  Cephalon, Inc. and Ception Therapeutics, Inc.

Contacts:
Cephalon:
Media:	Investor Relations:
Sheryl Williams	Chip Merritt
610-738-6493 (office)	610-738-6376 (office)
610-457-5257 (cell)	cmerritt@cephalon.com
swilliam@cephalon.com

Ception:
Media:
Mike Beyer - Sam Brown Inc.
773- 463-4211
beyer@sambrown.com

#  #  #